                                                                    EXHIBIT 99.3



For Immediate Release                   For Further Information Contact:
Monday, December 20, 1999               Robert E. Phaneuf
                                        Vice President - Corporate Development
                                        (918) 592-0101



             VINTAGE PETROLEUM ANNOUNCES ACQUISITION OF ADDITIONAL
                         PROPERTY INTERESTS IN ECUADOR

        Tulsa, Oklahoma - Vintage Petroleum, Inc. today announced that it has closed a transaction with Petrobras Internacional S.A.-Braspetro to purchase an additional working interest in Block 14, Block 17 and the Shiripuno exploration area in Ecuador for $18 million in cash, subject to customary post-closing accounting adjustments. Through this purchase, Vintage acquired an additional 35 percent working interest in Block 14 raising its interest to 75 percent; an additional 40 percent interest in Block 17 increasing Vintage's interest in the block to 70 percent; and an additional 47 percent interest in Shiripuno, raising its interest to 100 percent. As a result, the company's production in Ecuador is expected to increase 87 percent from 1,925 barrels of oil per day to 3,600 barrels of oil per day. This acquisition is in keeping with the company's expectation that, over the intermediate term, a major expansion will occur in the TransEcuadorian pipeline system allowing Vintage to potentially increase exploitation and exploration activities significantly.

        In addition to the acquisition, Vintage recently increased its working interest

                                   - More -

from 30 percent to 100 percent in Block 19 and plans an exploratory well on the company's Cotapino prospect during the second half of 2000. This well will test the Hollin formation in a structural closure identified by the company's re-evaluation of the 2-D seismic previously acquired to facilitate exploration on this block.

Forward-Looking Statements

        This release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address future production and costs, NYMEX reference prices, company realized prices, exploration and exploitation activities and events or developments that the company expects are forward-looking statements. Although Vintage believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, continued availability of capital and financing, and general economic, market or business conditions.

        Vintage Petroleum, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration and development of oil and gas properties and the marketing of natural gas and crude oil. The company is headquartered in Tulsa, Oklahoma, and its common shares are traded on the New York Stock Exchange under the symbol VPI.